Press Release	Source: Players Network, Inc.

Players Network and Comcast Sign Multi-Year Agreement to Deal Out Original Gaming Lifestyle Programming Exclusively to Video-On-Demand

Monday October 10, 6:30 am ET

LAS VEGAS, Oct. 10 /PRNewswire-FirstCall/ -- Players Network, Inc. (PNTV.OB), the leading media company in the gaming lifestyle category has entered into a multi-year agreement with Comcast, the nation's leading provider of cable, entertainment and communications products and services, to provide Players Network original gaming lifestyle television programming exclusively as a part of Comcast On Demand. The agreement follows a successful video on demand test of Players Network, with limited programming, over the past year in 23 Comcast markets.

"This agreement represents a significant milestone in our company's growth as we expand delivery of our content to multiple platforms. We are pleased to partner with Comcast to make our programming available to Comcast digital cable customers across the country," said Mark Bradley, Founder & President, Players Network.

"Players Network has positioned itself as a leader in gaming entertainment through established marketing relationships within the gaming industry and the creation of original programming that captures the essence of the gaming lifestyle. We are pleased to offer this added-value television programming exclusively to our On Demand subscribers," said Matt Strauss, Comcast's Vice President of Content Development.

With its branded VOD content, Players Network is positioned to become the trusted brand name in gaming entertainment, education and information through the delivery of content, commerce, and VIP services. The brand will officially launch exclusively on Comcast's Select On Demand on November 8, 2005 with new talk show formats, poker and gaming educational seminars, and unique lifestyle entertainment featuring celebrities such as company spokesman James Caan, Jennifer Tilley, Gabe Kaplan, Doyle Brunson, Phil Laak, Jennifer Harmon, Chris Moneymaker, Daniel Negreanu, Johnny Chan, Cyndy Violette and Chris Ferguson.

About Players Network:

Players Network is the leading gaming lifestyle company that produces gaming-centric entertainment and information and distributes that content via Cable Television Video On Demand, its Broadband Network, http://www.playersnetwork.com, Home Video and Hotel Casino Private In-Room Networks. The company has a 10-year history of providing consumers with gaming content and businesses with strategic partner services in Las Vegas, Atlantic City, and the greater US gaming community.

Forward-looking statements in this report are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. We wish to advise readers that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements, including, but not limited to, the following: our ability to meet our cash and working capital needs, our ability to successfully market our product, and other risks detailed in our periodic report filings with the Securities and Exchange Commission.

Investor Inquiries: Players Network, +1 (702) 895-8884

Public Relations: Jonalyn Morris, Bender/Helper Impact, (310) 473-4147,
jonalyn_morris@bhimpact.com